Exhibit 99.3

From: christine day < [. . .]>

Date: Thu, May 8, 2025 at 9:32 AM

Subject: Re: Updated Recommendation Regarding Plan to Address Say on Pay Vote

To: Jennie Kent < [ . . .]>

Cc: Christine Day < [. . ..]>, John Schlifske < [. . .]>

Jennie,

I want to stress my concern that this is an inappropriate way to handle this.

All shareholders deserve the same access to the same information.

[ . . .] and for us to not respond to ISS is not good governance.

In the 8K filing, for my departure, it would not be accurate to say I have no disagreements with the board.

Unfortunately I have been continually disappointed with the level of governance process.

The 8k needs to reflect this.

Christine

Sent from my iPhone